Exhibit 10.1
THE SCOTTS MIRACLE-GRO COMPANY
LONG-TERM INCENTIVE PLAN

FY[__] EQUITY INCENTIVE RESTRICTED STOCK UNIT AWARD NOTICE

This Award Notice describes the type of Award that you have been granted and the terms and conditions of your Award.

1.    DESCRIPTION OF YOUR RESTRICTED STOCK UNITS.

(a)    You have been granted [________] Restricted Stock Units (“RSUs”). The “Grant Date” of your Award is [________]. Each whole RSU represents the right to receive one full Share at the time and in the manner described in this Award Notice.

(b)    The RSUs under this Award Notice are being granted to you in lieu of a cash incentive payout for the fiscal year ended September 30, [__].

(c)    This Award Notice constitutes an award agreement under the Plan (as defined below).

2.    INCORPORATION OF PLAN AND DEFINITIONS.

(a)    This Award Notice and your RSUs are granted pursuant to and in accordance with The Scotts Miracle-Gro Company Long-Term Incentive Plan effective [________] (the “Plan”) and this Award Notice. All provisions of the Plan are incorporated herein by reference, and your RSUs are subject to the terms of the Plan and this Award Notice. To the extent there is a conflict between this Award Notice and the Plan, the Plan will govern.

(b)    Capitalized terms that are not defined in this Award Notice have the same meanings as in the Plan.

3.    VESTING. Your RSUs described in this Award Notice will become 100% vested on the Grant Date, in this case [________] (the “Vesting Date”), and will be settled in accordance with Section 4.

4.    SETTLEMENT (Payout of your Shares).

(a)    Your vested RSUs, minus any Shares that are withheld for taxes as provided under Section 4(b), shall be settled in a lump sum immediately on the Vesting Date.

(b)    NET SETTLEMENT: To pay the required withholding taxes related to the vesting and settlement of your RSUs, the Company will retain the number of

Shares with a Fair Market Value equal to the required withholding Taxes applicable on your RSUs, provided that such withholding can be no more than the maximum withholding rate applicable to each jurisdiction for which the Company is required to withhold.

5.    GOVERNING LAW. This Award Notice shall be governed by the laws of the State of Ohio, excluding any conflicts or choice of law rule or principle that might otherwise refer to construction or interpretation of the Plan to the substantive law of another jurisdiction. This Award Notice and the delivery of any Shares hereunder shall be governed by applicable federal and state securities laws and exchanges.

6.    OTHER AGREEMENTS AND POLICIES. Your RSUs will be subject to the terms of any other written agreements between you and the Company or any Subsidiary or Affiliate to the extent that those other agreements do not directly conflict with the terms of the Plan or this Award Notice. Your RSUs granted under the Plan shall be subject to any applicable Company clawback or recoupment policies, share trading policies and other policies that may be implemented by the Company from time to time.

7.     ACKNOWLEDGMENT OF AWARD NOTICE. This document serves as notification of the terms and conditions of your Award. The receipt of Shares under this Award constitutes your acknowledgement and agreement that you understand and accept the terms and conditions of your Award, and that you understand that the Compensation and Organization Committee of the Board has the authority to interpret the terms of the Plan and this Award Notice.